EXHIBIT 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release

NASDAQ: NWEC

Media Relations Contact:
Claudia Rapkoch
(406) 497-2841
claudia.rapkoch@northwestern.com
Investor Relations Contact:
Dan Rausch
(605) 978-2902
daniel.rausch@northwestern.com

NORTHWESTERN DECLARES DIVIDEND OF 31 CENTS PER SHARE

Board Sets Date for Annual Shareholders Meeting

SIOUX FALLS, S.D. – March 6, 2006 –NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock of 31 cents per share. The dividend is payable on March 31, 2006, to shareholders of record as of March 15, 2006.

Annual Meeting

The Board of Directors has established August 2, 2006, as the date for the annual meeting of shareholders to be held in Sioux Falls, S.D. The record date for the annual meeting is June 5, 2006.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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